Exhibit 23.2

The Board of Directors
Hemispherx Biopharma, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of our report dated February 19, 2000, except for note 16 which is as of March 6, 2000 relating to the consolidated balance sheets of Hemispherx Biopharma, Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ending December 31, 1999 which report appears in the annual report on Form 10-K of Hemispherx Biopharma, Inc.

                                                                        KMPG LLP

Philadelphia, Pennsylvania
March 14, 2001